EXHIBIT 21
      The subsidiaries of American Shared Hospital Services are:
      American Shared Radiosurgery Services
      A California corporation
      GK Financing, LLC
      A California limited liability company
      MedLeader.com, Inc.
      A California corporation
      OR21, Inc.
      A California corporation

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